UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2012

EMULEX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-31353	51-0300558
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3333 Susan Street

Costa Mesa, California 92626

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (714) 662-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On May 22, 2012, the Board of Directors (the “Board”) of Emulex Corporation (the “Company”) increased the size of the Board from nine members to ten members (as described in Item 5.03, below) and appointed Beatriz Infante to fill the vacancy created thereby until the next annual meeting of the Company’s stockholders, or until her successor is elected and qualified or her earlier resignation or removal. There is no understanding or arrangement between Ms. Infante and any other person pursuant to which Ms. Infante was appointed. Ms. Infante is not a party to any transaction or arrangement with respect to which disclosure would be required pursuant to Item 404(a) of Regulation S-K under the Securities Act of 1933, as amended.

In connection with her service as a member of the Board, Ms. Infante will receive compensation as a non-employee director of the Company in accordance with the terms described in the section titled “Compensation of Directors” that begins on page 10 of the Company’s proxy statement that was filed with the Securities and Exchange Commission on October 18, 2011, as such compensation arrangements may be amended from time to time. Ms. Infante will not serve on any committees of the Board at this time.

On May 24, 2012, the Company issued a press release which announced that Ms. Infante had been appointed to the Board and which contains certain biographical information regarding Ms. Infante. A copy of the press release is filed as Exhibit 99.1 to this report.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a) Pursuant to Article III, Section 2 of the Company’s Amended and Restated Bylaws, effective May 22, 2012, the Board of Directors set the number of authorized directors constituting the whole Board at ten (10) members.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated May 24, 2012 regarding the appointment of Beatriz Infante to Emulex’s Board of Directors

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMULEX CORPORATION

Date: May 24, 2012	BY:	/s/ James M. McCluney James M. McCluney Chief Executive Officer

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